Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Appreciate Holdings Inc:

We consent to the use of our report dated July 13, 2022, except Note 1, 5 and 14, as to which the date is October 17, 2022, with respect to the consolidated financial statements of RW National Holdings, LLC and Subsidiaries contained in this registration statement and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Boulay PLLP

Minneapolis, Minnesota

December 20, 2022